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EXHIBIT 99.1

CPS                               NEWS RELEASE
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       CONSUMER PORTFOLIO SERVICES ANNOUNCES $257.5 MILLION SECURITIZATION

IRVINE, Calif. - June 29, 2006 - Consumer Portfolio Services, Inc. (Nasdaq:
CPSS) announced that it closed a term securitization transaction today, issuing $226.6 million of investment grade Notes backed by automotive receivables.

In the transaction, qualified institutional buyers purchased $226,600,000 of Notes backed by automotive receivables originated by Consumer Portfolio Services. The Notes, issued by CPS Auto Receivables Trust 2006-B, consist of four classes. The ratings of the Notes were provided by Standard & Poor's and Moody's Investors Services and were based on the structure of the transaction, CPS's experience as a servicer and a financial guaranty insurance policy issued by MBIA Insurance Corporation. This was CPS's first securitization transaction insured by MBIA.

                                         Interest       Average                        Standard &
   Note Class            Amount            Rate          Life           Price        Poor's Rating    Moody's Rating
------------------ ------------------- ------------- -------------- --------------- ----------------- ----------------
       A-1           $35.50 million      5.42784%     0.22 years       100.000            A-1+              P-1
       A-2           $76.90 million      5.71000%     1.00 years        99.992            AAA               Aaa
       A-3           $37.60 million      5.73000%     2.00 years        99.999            AAA               Aaa
       A-4           $76.60 million      5.81000%     3.21 years        99.997            AAA               Aaa

The weighted average effective coupon on the Notes is approximately 5.77%.

The 2006-B transaction has initial credit enhancement consisting of a cash deposit in the amount of 2.50% of the original receivable pool balance, plus subordinated interests of 12.00%. That enhancement level is to be supplemented by accelerated payment of principal on the Notes to reach a combined level of 20.25% of the then-outstanding receivable pool balance.

The transaction utilized a pre-funding structure, in which CPS sold approximately $167.9 million of receivables today and plans to sell approximately $89.6 million of additional receivables during July 2006. This further sale is intended to provide CPS with financing for receivables originated primarily in the month of June.

The transaction was a private offering of securities, not registered under the Securities Act of 1933, or any state securities law. All of such securities having been sold, this announcement of their sale appears as a matter of record only.

ABOUT CONSUMER PORTFOLIO SERVICES, INC.
Consumer Portfolio Services, Inc. is a consumer finance company that specializes in purchasing, selling and servicing retail automobile installment sale contracts originated by automobile dealers located throughout the United States. The Company is currently active in 47 states. Through its purchase of contracts, the Company provides indirect financing to car dealer customers with limited credit histories, low incomes or past credit problems.

INVESTOR CONTACT

Robert E. Riedl
Consumer Portfolio Services
949-753-6800